Exhibit 99.1

Ultra Clean Holdings Reports Third Quarter 2004 Results

Third Quarter Revenue of $47.5 million, a 184% increase over Q3 2003, and EPS of $0.11

MENLO PARK, Calif., October 26, 2004 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, today announced operating results for the third quarter ended September 24, 2004.

Sales for the third quarter of 2004 were $47.5 million, representing a 12.8% sequential decrease from sales of $54.5 million for the prior quarter ended June 25, 2004, and a 184% increase over sales of $16.7 million for the quarter ended September 26, 2003. Ultra Clean reported $1.9 million of net income for the quarter ended September 24, 2004 compared to net income of $3.1 million for the prior quarter ended June 25, 2004, and net income of $21 thousand for the quarter ended September 26, 2003. On a fully-diluted basis, this equates to earnings per share of $0.11 in the third quarter of 2004, compared to earnings per share of $0.18 in the quarter ended June 25, 2004, and a breakeven quarter ended September 26, 2003.

Included in net income was a $0.5 million charge for costs associated with legal, accounting and consulting fees related to an acquisition Ultra Clean was considering, which was terminated during the third quarter of fiscal 2004. This charge reduced earnings per share by $0.02.

Clarence Granger, UCT's President and Chief Executive Officer, commented on the third quarter results: “We are very pleased to have achieved our second highest quarterly sales of $47.5 million and EPS of $0.11 despite the recent downturn in orders and the write-off of the terminated acquisition. In addition, we continued to execute on our growth plans for our frame assembly business, shipping products generating nearly $1 million in revenue in the third quarter. We also made progress on our expansion program in China. I am happy to announce that we are on track to begin shipping from our new facility by the end of the first quarter of 2005.”

Outlook

Commenting on UCT's corporate outlook for the fourth quarter of 2004, Granger noted, "We anticipate that the softness we experienced during the latter half of the third quarter will continue into the fourth quarter, and we expect a further decline in revenue of between 12% and 16% from the third quarter. Earnings per share is expected to be in the range of $0.07 to $0.09."

Ultra Clean will conduct a conference call on Tuesday, October 26, 2004, beginning at 2:00 p.m. PDT at 888/793-1728 (domestic) and 303/957-1333 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21208112 (all callers). The conference call will also be webcast live on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to industry conditions, our fourth quarter revenue and earnings per share, and our expansion program in China. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should not rely on forward-looking statements, as there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our prospectus and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended

	Sep 24, 2004	Sep 26, 2003	Sep 24, 2004	Sep 26, 2003

Sales	$47,509	$16,726	$142,856	$51,762

Cost of goods sold	39,706	14,605	120,050	45,618

Gross profit	7,803	2,121	22,806	6,144

Operating expenses:
Research and development	686	290	1,899	817
Sales and marketing	978	595	2,623	1,619
General and administrative	2,884	733	6,459	3,472
Stock based compensation	52	69	708	203

Total operating expenses	4,600	1,687	11,689	6,111

Income from operations	3,203	434	11,117	33

Interest expense and other, net	(2)	(375)	(413)	(1,116)

Income (loss) before income taxes	3,201	59	10,704	(1,083)

Income tax provision (benefit)	1,288	38	4,289	(505)

Net income (loss)	$1,913	$21	$6,415	$(578)

Net income (loss) per share:
Basic	$0.12	$0.00	$0.46	$(0.06)
Diluted	$0.11	$0.00	$0.43	$(0.06)

Shares used in computing
net income (loss) per share:
Basic	16,051	9,976	14,069	9,976
Diluted	16,976	10,245	14,999	9,976

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 24, 2004	December 26, 2003

	(Unaudited)
ASSETS
Current assets:
Cash	$9,933	$6,035
Accounts receivable	15,940	11,724
Inventory	16,730	9,123
Other current assets	3,987	2,012

Total current assets	46,590	28,894

Equipment and leasehold improvements, net	4,034	3,573
Goodwill	6,617	6,617
Tradename	8,987	8,987
Other non-current assets	1,926	2,084

Total assets	$68,154	$50,155

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$15,431	$9,805
Other current liabilities	2,242	1,570

Total current liabilities	17,673	11,375

Capital lease obligations and other liabilities	446	447
Series A Senior Notes to related parties, net of deferred
compensation of $0 in 2004 and $580 in 2003	-	30,013

Total liabilities	18,119	41,835

Commitments and contingencies
Stockholders' equity
Common stock - $0.001 par value, 90,000,000 authorized;
16,315,019 and 10,245,395 shares issued and outstanding,
in 2004 and 2003, respectively	45,984	10,377
Deferred stock-based compensation	(623)	(316)
Retained earnings (accumulated deficit)	4,674	(1,741)

Total stockholders' equity	50,035	8,320

Total liabilities and stockholders' equity	$68,154	$50,155